Exhibit 2.1
SECOND AMENDMENT TO CONTRIBUTION AND EXCHANGE AGREEMENT
This Second Amendment to the Contribution and Exchange Agreement (this “Amendment”), is entered into and effective as of April 5, 2017, by and among Special Diversified Opportunities Inc., a Delaware corporation (the “Company”), Standard General Master Fund L.P., a Cayman Islands limited partnership (“SG Master Fund”), P Standard General Ltd., a British Virgin Islands company (“PSG”) and Standard General Focus Fund L.P., a Delaware limited partnership (“SG Focus Fund” and, together with SG Master Fund and PSG, the “SG Parties” and each, a “SG Party”), for purposes of amending the Contribution and Exchange Agreement, dated as of November 25, 2016, by and among the SG Parties and the Company (the “Agreement”), as amended by the First Amendment to the Contribution and Exchange Agreement, dated as of January 24, 2017. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement. For the purposes of the amendments set forth herein, double underlining indicates new language and ~~strikethrough~~ indicates deleted language.
WHEREAS, pursuant to Section 7.12 of the Agreement, the parties may amend the provisions of the Agreement by the mutual written agreement of the Company (following recommendation of the Special Committee) and the SG Parties;
WHEREAS, the Board of Directors, acting upon the unanimous recommendation of the Special Committee, has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Agreement as set forth in this Amendment; and
WHEREAS, the SG Parties and the Company desire to amend the Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements set forth herein, the Company and the SG Parties hereby agree as follows:
1.
Amendments to Agreement.

1.1.
Amendment of Section 4.7 (Fees and Expenses). Section 4.7 (Fees and Expenses) is hereby amended as follows:

Section 4.7 Fees and Expenses. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such fees or expenses. Notwithstanding the foregoing, (i) following the date hereof, the Company shall promptly pay or reimburse any Turning Point Expenses as and when requested, and (ii) in the event the Transaction is consummated, the Company shall promptly pay or reimburse the SG Parties for any SG Party Expenses that have not been previously paid or reimbursed by the Company and that are either (x) Turning Point Expenses or (y) fees and expenses of counsel and any related fees, expenses and disbursements, provided that the aggregate amount of Turning Point Expenses and SG Party Expenses payable or reimbursable pursuant to the foregoing clauses (i) and (ii) (excluding any Turning Point Expenses or SG Party Expenses incurred in connection with any litigation relating to this Agreement or the Transaction) shall not exceed $1,400,000.
1.2.
Amendment of Section 7.3 (Definitions). The definition of  “Pro Forma Book Value Per Share” set forth in Section 7.3 (Definitions) is hereby amended as follows:

“Pro Forma Book Value Per Share” means the quotient obtained by dividing (i) Company’s stockholders’ equity at the time of the Closing calculated in accordance with GAAP (disregarding the transactions contemplated by the Stock Purchase Agreement, dated as of November 23, 2016, by and between the Company and Interboro LLC, including the payment of the purchase price and the acquisition of the Shares (as defined therein) thereunder and any fees and expenses incurred by the Company in connection therewith), less (x) all unpaid Company Expenses, less (y) any amounts payable or reimbursable by the Company pursuant to Section 4.7, plus (z) the sum of the cash exercise prices that would be payable upon exercise in full of all In the Money Options (whether or not vested) held by all holders following the Interim Amendment and immediately prior to the Exchange, by (ii) the Fully-Diluted Class A Common Stock Amount, provided, that in the case of the foregoing clauses (i)(x) and (i)(y), no such amounts shall be deducted to the extent such amounts have already been accrued as a liability on the Company’s balance sheet at the time of Closing as calculated in accordance with GAAP.
2.
No Other Amendments; Full Force and Effect. Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms and be unaffected hereby. This Amendment shall constitute a part of the Agreement.

3.
Construction. The Agreement, as referenced in any other document that the parties have executed and/or delivered in connection therewith, whether executed and/or delivered prior to or contemporaneously with this Amendment, shall mean the Agreement as amended by this Amendment.

4.
Miscellaneous. Sections. 7.2 (Notices), 7.4 (Interpretation), 7.5 (Counterparts), 7.6 (Entire Agreement; Third Party Beneficiaries), 7.7 (Governing Law), 7.8 (Assignment), 7.9 (Consent to Jurisdiction), 7.11 (Severability), 7.12 (Waiver and Amendment; Remedies Cumulative), 7.13 (Waiver of Jury Trial) and 7.14 (Specific Performance) are hereby incorporated, mutatis mutandis, by reference as if such sections were set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
SPECIAL DIVERSIFIED OPPORTUNITIES INC.
By:	/s/ Kevin J. Bratton
	Name:	Kevin J. Bratton
	Title:	CFO
STANDARD GENERAL MASTER FUND L.P.
By:	Standard General L.P., its investment manager
By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Chief Executive Officer
P STANDARD GENERAL LTD.
By:	Standard General L.P., its investment manager
By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Chief Executive Officer
STANDARD GENERAL FOCUS FUND
By:	Standard General L.P., its investment manager
By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Chief Executive Officer
[Signature Page to Second Amendment to Contribution and Exchange Agreement]